EXHIBIT 99.1

News Release

Craig Manson Investor Relations Ceridian Corporation 952/853-6022

Ceridian Announces SEC Filings

     MINNEAPOLIS, MN, February 18, 2005 — Ceridian Corporation (NYSE: CEN) announced today that it has filed its Quarterly Reports on Form 10-Q for the second and third quarters of 2004, an Amendment No. 1 on Form 10-Q/A to its Quarterly Report on Form 10-Q for the first quarter of 2004, and an Amendment No. 1 on Form 10-K/A to its Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

     Financial statement information and related disclosures contained in these reports reflect, where appropriate, changes resulting from the restatements of Ceridian’s financial statements for 1999 through the first quarter of 2004.

     Ceridian has not amended and does not intend to amend previously filed annual reports on Form 10-K or quarterly reports on Form 10-Q for periods ending prior to December 31, 2003. The consolidated financial statements, auditors’ reports and related financial information contained in such reports were affected by the restatements and should no longer be relied upon.

     The Company expects to report its results for the fourth quarter and full year 2004, and to hold a teleconference to discuss the results within the next several weeks. Revenue and earnings guidance for 2005 will also be provided at that time.

     Ceridian Corporation (www.ceridian.com) is an information services company serving businesses and employees in the United States, Canada and Europe. Ceridian is one of the top human resources outsourcing companies in each of its markets, and offers a broad range of human resource services, including payroll, benefits administration, tax compliance, HR information systems and employee advisory programs. Through its Comdata subsidiary, Ceridian is a major payment processor and issuer of credit cards, debit cards and stored value cards, primarily for the trucking and retail industries in the United States.

     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Ceridian Corporation contained in this release that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” “expects,” “anticipates,” “estimates,” “believes” or “plans,” or comparable terminology, are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to Ceridian that could cause such material differences are identified and discussed from time to time in Ceridian’s filings with the Securities and Exchange Commission, including matters arising from the SEC investigation, the change in SVS revenue recognition policy, the change in accounting treatment for derivative instruments, the investigation directed by the Audit Committee, the pending shareholder litigation, the failure to timely comply with Section 404 of the Sarbanes-Oxley Act of 2002, and those factors which are discussed in Ceridian’s Quarterly Report on Form 10-Q, for the quarterly period ended June 30, 2004, which factors are also incorporated herein by reference.

     Ceridian undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any future disclosure Ceridian makes on related subjects in future reports to the SEC.